MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

BR AUGUSTA JV MEMBER, LLC

AND

TRADE STREET OPERATING PARTNERSHIP, LP

Dated as of April 3, 2013

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5.2	CONSENT OF LENDER.	13
5.3	CONSUMMATION OF OFFERING.	13
5.4	CONDUCT OF BUSINESS PRIOR TO CLOSING.	13
5.5	ACTIONS TO SATISFY CLOSING CONDITIONS.	14
5.6	TRANSFER OF THE PURCHASED INTEREST.	14
5.7	REQUEST FOR CONSENTS.	15
5.8	FILINGS AND AUTHORIZATIONS.	15
5.9	NOTICE OF UNTRUE REPRESENTATION OR WARRANTY.	15
5.10	CASUALTY LOSS; CONDEMNATION.	15
ARTICLE VI – CLOSING		16
6.1	DATE, TIME AND PLACE OF CLOSING.	16
6.2	CLOSING PROCEDURES.	16
6.3	NON-MERGER.	16
ARTICLE VII – CONDITIONS OF CLOSING		16
7.1	CONDITIONS IN FAVOR OF PURCHASE.	16
7.2	CONDITIONS IN FAVOR OF SELLER.	18
7.3	WAIVER OF CONDITIONS OF CLOSING.	19
ARTICLE VIII – INDEMNIFICATION AND REMEDIES		19
8.1	INDEMNIFICATION BY SELLER.	19
8.2	INDEMNIFICATION BY PURCHASER.	19
8.3	INDEMNIFICATION PROCEDURE: THIRD PARTY CLAIMS.	20
8.4	EXPIRATION OF LIABILITY.	22
8.5	LIMITATIONS ON LIABILITY.	22
8.6	PROCEDURES FOR INDEMNIFICATION – DIRECT CLAIMS.	22
8.7	REMEDIES WITH RESPECT TO PRE-CLOSING DEFAULTS.	22
ARTICLE IX – COSTS AND PRORATIONS.		23
9.1	CLOSING PRORATIONS AND ADJUSTMENTS.	23
9.2	EXPENSES OF CLOSING.	24
ARTICLE X – MISCELLANEOUS		25
10.1	NOTICES.	25
10.2	ENTIRE AGREEMENT.	26
10.3	AMENDMENTS.	26
10.4	WAIVER.	26
10.5	SEVERABILITY.	26
10.6	ASSIGNMENTS.	26
10.7	THIRD PARTY BENEFICIARIES.	27
10.8	TIME OF THE ESSENCE.	27
10.9	EXPENSES.	27
10.10	FURTHER ASSURANCES.	27
10.11	ANNOUNCEMENTS.	27
10.12	NO RECORDING.	27
10.13	AS IS.	27
10.14	COUNTERPARTS.	27
10.15	TAX RETURNS.	28

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") dated April 3, 2013 (the "Effective Date"), by and between BR AUGUSTA JV MEMBER, LLC, a limited liability company organized under the laws of the State of Delaware ("Seller"), and TRADE STREET OPERATING PARTNERSHIP, LP, a limited partnership organized under the laws of the State of Delaware ("Purchaser").

RECITALS:

A.	Seller is the beneficial owner of fifty percent (50%) of all of the issued and outstanding Membership Interests in BSF/BR Augusta JV, LLC, a limited liability company organized under the laws of the State of Delaware (the "Parent"). The Parent is the sole member of BSF/BR Augusta, LLC, a limited liability company organized under the laws of the State of Florida (“Company”). The Company is the owner of the Property.

B.	Seller wishes to sell one hundred percent (100%) of its Membership Interest in the Parent, and Purchaser wishes to purchase such Membership Interest, on and subject to the terms and conditions set out in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

Article I – INTERPRETATION

1.1 Definitions.

Unless otherwise defined herein, the following terms have the following meanings:

"Affiliate" means, as applied to any Person, (i) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (ii) any other Person that owns or controls fifty percent (50%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (iii) any director, partner, officer, member, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

"Assets" means all property and assets of the Company of every nature and kind and wherever located including (i) all machinery, equipment, furniture, fixtures, accessories and supplies of all kinds, (ii) all Proprietary Rights of the Company, (iii) all Authorizations issued to the Company, (iv) the Leases and all other Contracts binding on or affecting the Company, (v) the Books and Records, and (vi) the Company Records.

“Assignment of Membership Interest” has the meaning set forth in Section 7.1(h)(i).

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"Authorization" means, with respect to any Person, any order, permit, approval, consent, waiver, license or other authorization issued, granted, given or authorized by or made applicable under the authority of any Governmental Authority having jurisdiction over the Person.

"Books and Records" means all books of account, Tax Returns and other tax records, personnel records, sales and purchase records, tenant lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of Parent and the Company (whether in written, electronic or other form) other than the Parent Records and Company Records.

"Business" means the business currently carried on by the Company consisting of the ownership and operation of the Property.

"Business Day" means any day, other than a Saturday, Sunday or statutory or civic holiday in Augusta, Georgia.

"Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement, including the assignment of the Membership Interest held by Seller in the Parent.

"Closing Date" means (a) a date on or before the Outside Closing Date that is fifteen (15) days (or the next Business Day) after the last to occur of: (i) receipt of the Loan Consent and Approval (as defined in Section 5.2), and (ii) Consummation of the Offering, or (b) such earlier or later date as the Parties may agree in writing.

"Closing Period" means the period between the Effective Date and the Closing.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

"Commercially Reasonable Efforts" means the efforts that a prudent person who desires to achieve a result would use in similar circumstances to ensure that such result is achieved in a commercially reasonable time frame, taking into account all relevant circumstances.

“Company Operating Agreement” means that certain Operating Agreement of BSF/BR Augusta, LLC dated July 29, 2010 entered into by BSF/BR Augusta JV, LLC, as amended.

"Company Records" means the records of the Company, including (i) the articles of organization, Company Operating Agreement and other organizational documents, and (ii) all minutes of meetings and resolutions of the sole Member of the Company (whether in its capacity as member or manager thereof).

"Consent" means the consent, approval or similar authorization of a contracting party to any of the transactions contemplated in this Agreement, if required by the terms of any Contract, including any consent to a change in control of the Company.

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“Consummation of the Offering” shall mean the closing of the Offering at which time Trade Street Residential, Inc. shall receive, from its underwriters, payment for the shares covered by the effective registration statement filed in the Offering.

"Contracts" means all agreements, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected, including, but not limited to, the Company Records in the case of the Company.

"Disclosure Schedule" means the disclosure schedule, if any is required, attached to this Agreement.

"Governmental Authority" means any (i) multinational, federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision or authority of any of the above, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above. For purposes of this Agreement, Governmental Authority shall expressly not be deemed to include Fannie Mae.

"Indemnitee Representative" means (i) where the Indemnitee is Purchaser, the Company, Parent or any Purchaser Indemnified Person, the Purchaser, or (ii) where the Indemnitee is Seller or a Seller Indemnified Person, the Seller.

"Laws" means any and all applicable federal, state and local (i) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal ordinances, (ii) judicial, arbitral, administrative, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority, and (iii) policies, guidelines and protocols to the extent they have force of law.

"Leases" means the leases for the residential apartment units and any other leases affecting the Property.

"Lien" means (i) any mortgage, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), ownership or title retention agreement, or conditional sale agreement, and (ii) any other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

"Loan" means that certain loan in the original amount of $17,969,000 made by CWCapital LLC (the "Lender") to the Company, such loan being evidenced by that certain Multifamily Note dated as of September 1, 2010 given by the Company in favor of the Lender (the "Note") and secured by the Property by means of that certain Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement (Georgia) dated as of September 1, 2010 and recorded at Book 01273, Page 801 in the land records (“Land Records”) of the Clerk of the Superior Court of Richmond County, Georgia (the "Security Document”), which loan and all related documents were assigned by Lender to Fannie Mae pursuant to that certain Assignment of Multifamily Mortgage, Deed of Trust or Deed to Secure Debt dated as of September 1, 2010 and recorded at Deed Book 01273, Page 850 in the Land Records, with Lender remaining as the servicer of the Loan. The Note and the Security Document, together with all other documents evidencing, securing or delivered to Lender in connection with the Loan, shall be referred to herein as the "Loan Documents."

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"Material Adverse Effect" means, (i) in respect of any Person, individually or together with other adverse effects, any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to (A) the assets, liabilities, results of operations, capitalization, business condition (financial or otherwise) or prospects of such Person and its subsidiaries, taken as a whole, or (B) such Person's ability to consummate the transactions contemplated by this Agreement, and (ii) in respect of any assets, individually or together with other adverse effects, any matter or action that has an effect that is, or would reasonably be expected to be, material and adverse to such assets.

"Member" means each Person who holds a Membership Interest in the Parent and/or a membership interest in the Company, as the context requires.

"Membership Interest" means a Member's entire interest in the Parent consisting of such Member's ownership and economic interest together with all contractual rights, governance rights and the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to the Operating Agreement.

“Offering” means that certain offering of the Common Stock, $0.01 par value per share, of Trade Street Residential, Inc., as evidenced by that certain Form S-11 filed with, and declared effective by, the U.S. Securities and Exchange Commission.

"Operating Agreement" means the Limited Liability Company Agreement of BSF/BR Augusta JV, LLC entered into as of July 29, 2010 by and between BR Augusta JV Member, LLC and BSF Augusta LLC, as amended by (x) that certain First Amendment to Limited Liability Company Agreement of BSF/BR Augusta JV, LLC dated June 1, 2012 by and among BR Augusta JV Member, LLC, BSF Augusta, LLC and BSF-TSC GP, LLC and (y) that certain Joinder to Limited Liability Company Agreement dated June 1, 2012 executed by Purchaser in favor of Parent (which amendment and joinder collectively effected the transfer of BSF Augusta LLC’s member interest in Parent to Purchaser and the replacement of BSF-TSC GP, LLC with TS Manager, LLC, a Florida limited liability company, as co-Manager of Parent), as the same may be further amended after the date hereof.

“Option Rights” has the meaning set forth in Section 3.11.

"Ordinary Course" means, with respect to an action taken by a Person, that such action is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business, as the case may be.

“Outside Closing Date” means May 31, 2013.

“Parent Records” means the records of Parent, including (i) the certificate of formation, Operating Agreement and other organizational documents, and (ii) all minutes of meetings and resolutions of the Members and the managers thereof.

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"Parties" means Seller, Purchaser and any other Person who may become a party to this Agreement.

“Permitted Encumbrance” means (i) Liens for Taxes, assessments or governmental charges or levies which relate to obligations not yet due and delinquent, (ii) the Security Document and other Loan Documents, (iii) easements, servitudes, encroachments and other imperfections of title currently affecting the Property, (iv) matters created by or through Purchaser or any Affiliate of Purchaser, and (v) Leases.

"Person" means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

"Property" means that certain 240-unit multifamily residential apartment complex owned by the Company and commonly known as The Estates at Perimeter located in the City of Augusta, Richmond County, Georgia.

"Proprietary Rights" means all trade-marks, service marks, trade dress, trade names, logos, domain names and company names, whether registered or existing at common law.

"Purchased Interest" means one hundred percent (100%) of Seller's Membership Interest in Parent, which Membership Interest constitutes, and will constitute at the Closing, fifty percent (50%) of the issued and outstanding Membership Interest in the Parent.

"Tax Liabilities" means all liabilities and obligations of the Parent and/or the Company for Taxes together with all costs and expense relating thereto (including professional fees and expenses).

"Tax Returns" means all returns, reports, declarations, claims for refund, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

"Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not. For the avoidance of doubt, "Tax" does not include any escheat liabilities or similar items under state unclaimed property Laws.

“Title Company” shall mean Madison Title Agency, LLC, 1125 Ocean Avenue, Lakewood, NJ 08701, Attention: Daniela Graca.

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"Transaction Documents" means this Agreement and all other agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement, including but not limited to the Assignment of Membership Interest.

1.2 Gender and Number. Any reference in this Agreement to gender includes all genders and words importing the singular include the plural and vice versa.

1.3 Certain Phrases and Calculation of Time.

(a) In this Agreement:

(i)	the words "including" and "includes" mean "including (or includes) without limitation"; and

(ii)	in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

(b) When calculating the period of time "within" which or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.4 Headings, etc. The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

1.5 References to the Schedules and Exhibits.

(a) If a matter is said to be set out, disclosed, listed, described or reflected in a particular section of the Disclosure Schedule, it will be deemed to have been sufficiently disclosed to the Parties if such matter is fully and plainly described in that particular section of the Disclosure Schedule or there is, in that particular section, a specific cross reference to another section of the Disclosure Schedule. No such matter will be considered to be sufficiently disclosed if it is set out, disclosed, listed, described or reflected in another section of the Disclosure Schedule unless there is full and plain description in the cross-referenced section. Nothing set out in the Disclosure Schedule establishes a standard of materiality.

(b) The mere listing (or inclusion of a copy) of a document or other item in a particular section of the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).

(c) The Disclosure Schedule and any exhibits attached to and incorporated in this Agreement form an integral part of this Agreement.

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1.6 Knowledge. Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of Seller, it is deemed to refer to the actual conscious knowledge of Patricia Anderson, without any requirement of investigation. The foregoing notwithstanding, the limitation set forth above shall not be construed as to create any personal liability for any such named individuals with respect to the breach or untruth of any representation or warranty contained in this Agreement.

1.7 Accounting Terms. All accounting terms and references not defined in this Agreement shall be given their customary meaning.

1.8 Statutory References. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute, as the same may, from time to time, be amended, re-enacted or replaced.

1.9 No Presumption. The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each of the Transaction Documents is to be construed as if drafted jointly by the Parties. No presumption or burden of proof will arise in favor of any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.

1.10 Governing Law. This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein, without regard to conflict of law principles.

Article II – PURCHASED INTEREST AND PURCHASE PRICE

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller covenants and agrees to sell, assign and transfer to Purchaser, and Purchaser covenants and agrees to purchase and acquire from Seller on the Closing Date, the Purchased Interest.

2.2 Purchase Price; Earnest Money. The purchase price (the "Purchase Price") for the Purchased Interest is Thirteen Million Seven Hundred Twenty Five Thousand and 00/100 Dollars ($13,725,000.00) shall be payable at Closing as follows:

(a) A portion of the Purchase Price shall be payable to Seller by credit (the "Purchase Price Credit") against the Purchase Price for fifty percent (50%) of the outstanding principal balance of the existing Loan on the Closing Date, excluding any costs and expenses incurred in connection with the Loan Consent and Approval (as defined in Section 5.2), which costs and expenses shall be borne by Purchaser; plus

(b) The balance of the Purchase Price net of prorations and adjustments set forth herein shall be paid in cash or other immediately available funds by Purchaser to Seller at the Closing by wire transfer in immediately available funds to the Title Company for disbursement to Seller upon the Closing.

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Article III – REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to exceptions set forth in the Disclosure Schedule, Seller represents and warrants as follows to Purchaser and acknowledges and confirms that Purchaser is relying upon the representations and warranties in entering into this Agreement and purchasing the Purchased Interest:

3.1 Organization and Company Power.

Seller is a limited liability company formed and existing under the laws of the State of Delaware and has the company authority to own and operate its respective property and assets including the Purchased Interest, carry on its respective business and enter into and perform its respective obligations under this Agreement. Seller is not subject to any bankruptcy, insolvency, or reorganization proceeding and is not subject to any proceedings initiated or applications filed against it by creditors, and otherwise has the capacity to enter into and perform its obligations under this Agreement.

3.2 No Conflict with Authorizations, Laws, etc. To Seller's knowledge, and subject to the receipt of Loan Consent and Approval, the execution, delivery and performance by Seller of this Agreement does not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Seller, or necessary to the ownership of the Purchased Interest;

(b) result in or require the creation of any Lien upon the Purchased Interest;

(c) result in a breach or a violation of, or conflict with, any judgment, judicial order or decree of any Governmental Authority applicable to Seller; or

(d) result in a breach or a violation of, or conflict with, any Law applicable to Seller.

3.3 No Conflict with Contracts. To Seller's knowledge, and subject to the receipt of Loan Consent and Approval, the execution, delivery and performance by Seller of this Agreement does not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, or conflict with, any Contract binding on or affecting the Seller or the Purchased Interest; or

(b) result in or give any Person the right to seek, or to cause:

(i)	the termination, cancellation, amendment or renegotiation of any Contract binding on or affecting the Seller or the Purchased Interest; or

(ii)	the forfeiture or other loss, in whole or in part, of any material benefit which would otherwise accrue to the Parent or Company.

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3.4 Required Authorizations. There is no requirement for Seller to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement other than any post-closing filings to be undertaken by or on behalf of Bluerock Enhanced Multifamily Trust, Inc. with one or more Governmental Authorities, including but not limited to the filing of an 8-K describing the transaction.

3.5 Required Consents. Except for the Loan Consent and Approval of Lender required by the Loan Documents and this Agreement and consents required under the Operating Agreement, the Company Operating Agreement, and other organizational documents of the Parent and the Company, there is no requirement for Seller to make any filing with, give any notice to, or obtain any consent, approval, waiver or other similar authorization of, any Person who is a party to a Contract binding on or affecting Seller or, to Seller’s knowledge, Parent or the Company as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement.

3.6 Execution and Binding Obligation. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms. Any consents or waivers required of Seller to implement the transaction contemplated by this Agreement in its capacity as a Member or co-manager of Parent and on behalf of Parent as the sole member of the Company, are hereby granted by Seller.

3.7 Capitalization and Ownership of Parent and the Company.

(a) The Purchased Interest represents one hundred percent (100%) of the Membership Interest of Seller in Parent and, to Seller’s knowledge, constitutes fifty percent (50%) of the issued and outstanding Membership Interest in Parent.

(b) Except as set forth in Section 3.5, no resolution or consent of the Seller, in its capacities as a member and co-manager of Parent, is required to authorize or approve the transfer of the Purchased Interest to Purchaser or any of the other transactions contemplated in this Agreement.

3.8 Title to Purchased Interest. The Purchased Interest is not evidenced by a certificate but is owned by Seller as the legal and beneficial owner thereof with good and valid title thereto. The Purchased Interest will be assigned to Purchaser by Seller free and clear of all Liens arising by or through Seller. Upon completion of the transactions contemplated by this Agreement, Purchaser will have legal and beneficial and good and valid title to the Purchased Interest, free and clear of all Liens arising by or through Seller.

3.9 No Other Agreements to Purchase. Except for Purchaser's right under this Agreement, no Person has any written or oral agreement, option, understanding or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for:

(a) the purchase or acquisition from Seller of any portion of the Purchased Interest; or

(b) to Seller’s knowledge, the purchase, subscription, allotment or issuance of any Membership Interests or other securities of Parent or the Company arising by or through Seller.

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3.10 No Options, etc. Other than any such rights granted to Purchaser and/or its Affiliates under the Operating Agreement, Seller has not granted, nor caused the Company or the Parent to grant, any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from Parent of a Membership Interest or other security of Parent and from the Company of the Property or any of the Assets. To the extent that Seller or any Affiliate of Seller has any such agreement, option, understanding, commitment, right or privilege (collectively, “Option Rights”), Seller, on its own behalf and on behalf of any such Affiliates, hereby waives such Option Rights. Further, to the extent that the consent of Seller and/or its Affiliates (as a Member and/or manager of Parent or otherwise) is required in order for Seller to effectuate the assignment of the Membership Interests hereunder, Seller hereby provides such consent for itself and its Affiliates.

3.11 Books and Records. To Seller’s knowledge, any accounting and financial Books and Records kept by Seller have been fully, properly and accurately kept and are complete in all material respects.

3.12 Litigation.

There are no actions, suits or proceedings, at law or in equity, by any Person (including, without limitation, Parent and the Company), nor any arbitration, administrative or other proceeding by or before (or to the knowledge of Seller any investigation by) any Governmental Authority, pending, or, to the knowledge of Seller, threatened against or affecting the Seller or, to Seller’s knowledge, the Parent or the Company that are not known to the Purchaser or its Affiliates.

3.13 No Brokers' Fees, etc.

Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement. Neither Seller nor any Affiliate of Seller is entitled to any compensation or fee in connection with the sale of the Purchased Interest (other than the Purchase Price payable hereunder in the case of the Seller), whether under the organizational documents of the Parent or otherwise.

3.14 Full Disclosure.

Neither this Agreement nor any Transaction Document contains any untrue statement of a material fact by Seller.

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Article IV – REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as follows to Seller and acknowledges and confirms that Seller is relying on the representations and warranties in entering into this Agreement and selling the Purchased Interest to Purchaser:

4.1 Organization and Company Power.

Purchaser is a limited partnership organized and existing under the laws of State of Delaware and has the partnership power and authority to enter into and perform its obligations under this Agreement.

4.2 Authorization The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents:

(a) have been (or will when executed be) duly authorized by all necessary action on the part of Purchaser; and

(b) do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its organizational documents, partnership agreement or resolutions of its partners.

4.3 No Conflict with Authorizations, Laws, etc.

The execution, delivery and performance by Purchaser of this Agreement do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a) result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by Purchaser or necessary to the ownership of the Purchased Interest;

(b) result in or require the creation of any Lien upon any of the Purchased Interest or any other property of Purchaser, except as created by the Company Records;

(c) result in a breach or a violation of, or conflict with, any judgment, judicial order or decree of any Governmental Authority; or

(d) result in a breach or a violation of, or conflict with, any Law applicable to Purchaser.

4.4 Execution and Binding Obligation

This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

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4.5 Exempt Transaction.

Purchaser is an “Accredited Investor” (as defined in Rule 501 promulgated by the Securities Exchange Commission pursuant to the Securities Act of 1933, as amended). Purchaser is acquiring the Purchased Interest as an investment to hold, for its own account, and not with a view toward distributing such Purchased Interest to others. Purchaser is the existing owner of the fifty percent (50%) Membership Interest in Parent not owned by Seller and is an Affiliate of the entity that is co-manager of Parent with Seller.

4.6 No Broker. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement. Neither Purchaser nor any Affiliate of Purchaser is entitled to any compensation or fee in connection with the sale of the Purchased Interest, whether under the organizational documents of the Parent or otherwise.

4.7 No Options, etc. Purchaser has not granted, nor caused the Company or the Parent to grant, any written or oral Option Rights. To the extent that Purchaser or any Affiliate of Purchaser has any such Option Rights, Purchaser, on its own behalf and on behalf of any such Affiliates, hereby waives such Option Rights. Hawthorne Residential Partners, LLC, the property manager for the Company, does not have any Option Rights. Further, to the extent that the consent of Purchaser and/or its Affiliates (as a Member and/or manager of Parent or otherwise) is required in order for Seller to effectuate the assignment of the Membership Interests hereunder, Purchaser hereby provides such consent for itself and its Affiliates.

4.8 Full Disclosure.

Neither this Agreement nor any Transaction Document contains any untrue statement of a material fact by Purchaser.

Article V – COVENANTS OF THE PARTIES

5.1 Access for Due Diligence. During the Closing Period, Seller shall:

(a) permit Parent and the Company to give Purchaser and its accountants, legal advisors and other representatives, during normal business hours, reasonable access to tenants or prospective tenants of the Property for the purpose of discussing matters mutually agreed upon in advance by the Parties (Seller may accompany Purchaser and its accountants, legal advisors and other representatives at any such discussions with tenants or prospective tenants of the Property).

(b) permit the Company to give Purchaser and its accountants, legal advisors and other representatives, during normal business hours, reasonable access to its personnel, premises, suppliers, Books and Records, Company Records, Parent Records, accounts, Tax Returns, Contracts, the Property and its other Assets; and

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(c) provide Purchaser with such information relating to Parent, the Company and the Business that is in Seller’s possession or control (and not in the possession or control of Purchaser and/or its Affiliates) as Purchaser may reasonably request.

At the request of Purchaser, Seller shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Purchaser and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Purchased Interest, Parent, the Company, the Property, the Assets and the Business.

5.2 Consent of Lender. Purchaser’s obligations under this Agreement shall be contingent upon Lender's consent to the transfer of the Purchased Interest from Seller to Purchaser upon such terms and conditions that are acceptable to Purchaser and Seller in their reasonable discretion and the assumption of Seller's rights, duties and obligations under the Loan Documents as applicable (the "Loan Consent and Approval"); provided, that, (x) any such Loan Consent and Approval, in order to be acceptable hereunder, shall release Seller and its Affiliates, including but not limited to Bluerock Real Estate, L.L.C., from any liability under the Loan Documents arising from acts or omissions that occur after Closing, including any liability with respect to any carve out guaranty provisions or other guaranties or indemnities provided under the Loan Documents, Seller acknowledging that the Lender will not release any environmental indemnity obligations with respect to matters existing as of Closing, (y) any such Loan Consent and Approval shall either provide for the release of the Seller’s prorated fifty percent (50%) share of any reserves or impounds held by the Lender or Purchaser shall reimburse Seller for its share of such reserves or impounds at Closing and (z) Purchaser shall not be entitled to renegotiate any of the terms or conditions of the existing Loan Documents in connection with its request for the Loan Consent and Approval. Purchaser shall promptly following the execution of this Agreement submit to Lender the request for the Loan Consent and Approval and shall thereafter diligently pursue, and respond to any requested customary fees and information requested by Lender in connection with, the Loan Consent and Approval. If Purchaser is unable to obtain the Loan Consent and Approval on or prior to Outside Closing Date, then this Agreement shall be deemed cancelled one (1) Business Day after the expiration of such period, and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination, which surviving rights and obligations expressly includes Purchaser’s obligation to reimburse and/or pay Lender for any costs or fees incurred by Lender in connection therewith. It is understood and agreed that in the event that Purchaser's request for Loan Consent and Approval is rejected by Lender, this Agreement shall be terminated as of the date Seller receives notice from Purchaser or Lender of such rejection(s) on or before the Outside Closing Date and, in such event, the parties shall have no further rights, liabilities, or obligations under this Agreement except those that expressly survive termination. In no event shall the failure to obtain the Loan Consent and Approval be deemed a default by Seller. Purchaser shall be responsible for the payment of all fees, including without limitation application fees, assumption fees, recording fees, filing fees, stamps, taxes, third-party fees and any other costs or expenses, due and payable in connection with Purchaser obtaining the Loan Consent and Approval, whether or not the Loan Consent and Approval is ultimately obtained.

5.3 Consummation of Offering. Purchaser’s obligations under this Agreement shall be contingent upon the Consummation of the Offering. If the Consummation of the Offering has not occurred, for any reason, on or before the Outside Closing Date this Agreement shall be terminated as of the earlier of the Outside Closing Date and the date that Seller receives notice from Purchaser that it has abandoned the Offering, and, in such event, the parties shall have no further rights, liabilities, or obligations under this Agreement except those that expressly survive termination.

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5.4 Conduct of Business Prior to Closing.

(a) During the Closing Period, Seller shall not cause Parent and/or the Company to conduct Parent’s business and the Business other than in the Ordinary Course without Purchaser’s or its Affiliates’ consent thereto.

(b) Without limiting the generality of Section 5.4(a), Seller shall use and, to the extent that it is in Seller’s control, shall cause the Company to use Commercially Reasonable Efforts to:

(i)	preserve intact the current business organization of Parent and the Company, keep available the services of the employees and independent contractors of the Company and maintain good relations with, and the goodwill of, suppliers, tenants, creditors, distributors and all other Persons having business relationships with the Company;

(ii)	retain possession and control of the assets of Parent, the Property, the Assets and the other property and assets used by it in the Business and preserve the confidentiality of any confidential or proprietary information of the Business or the Company; and

(iii)	conduct the Business and the operations of Parent in such a manner that, on the Closing Date, the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all material respects as if such representations and warranties were made on and as of such date.

For the avoidance of doubt, for purposes of this Agreement any action shall not be deemed to be within the Seller’s power or control where the consent or approval of Purchaser is required in connection therewith.

5.5 Actions to Satisfy Closing Conditions.

(a) Seller shall take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.1(a), (b) and (h), including ensuring that during the Closing Period and at Closing, there is no material breach of any of its representations and warranties.

(b) Purchaser shall take all such actions as are within its power to control and shall use Commercially Reasonable Efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Section 7.2 (a), (b) and (c) including ensuring that during the Closing Period and at Closing, there is no material breach of any of its representations and warranties.

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5.6 Transfer of the Purchased Interest. Seller shall take all necessary steps and company proceedings and execute any and all documents reasonably required to permit good title to the Purchased Interest to be duly and validly transferred and assigned to Purchaser at the Closing, free of all Liens arising by or through Seller.

5.7 Request for Consents. Seller and Purchaser shall, at no cost to Seller, use Commercially Reasonable Efforts to obtain, prior to Closing, all Consents and Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser to obtain the Loan Consent and Approval; provided, however, that the failure to obtain the Loan Consent and Approval shall not be deemed a default by Seller hereunder.

5.8 Filings and Authorizations. Seller and Purchaser, at Purchaser’s sole expense, as soon as practicable after the execution of this Agreement, shall:

(a) make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required to complete the purchase and sale of the Purchased Interest in accordance with the terms of this Agreement and the other transactions contemplated by this Agreement; and

(b) use Commercially Reasonable Efforts to obtain, or cause to be obtained, all Authorizations necessary or advisable in order to complete the transfer of the Purchased Interest and the other transactions contemplated by this Agreement.

Seller and Purchaser shall coordinate and cooperate with each other in exchanging information and supplying such assistance as is reasonably requested in connection with the foregoing including providing each Party with all notices and information supplied to or filed with any Governmental Authority and all notices and correspondence received from any Governmental Authority (except for notices and information which Seller or Purchaser, in each case acting reasonably, consider highly confidential and sensitive and which may be filed on a confidential basis). In furtherance of, but not in limitation of, the foregoing, Purchaser shall (x) cause to be furnished to Seller any information requested by Seller as may be, in Seller’s discretion, necessary for any Affiliate of Seller to determine its qualification as a real estate investment trust under the Code and its compliance with all applicable real estate investment trust compliance requirements, the cost of which shall, if such information is not already available to Purchaser, be borne by Seller, provided, however, that Purchaser shall provide Seller with a quote on the anticipated cost prior to incurring any material cost in order for Seller to determine whether or not to require such information based on the cost thereof, and (y) cooperate and cause its Affiliates to cooperate with Seller in a reasonable manner to cooperate with any accountants designated by Seller in connection with any reporting, attestation, compliance, certification and other requirements of the Securities Exchange Act of 1934, as amended, and any other requirements of any other Governmental Authority, applicable to any such entity that is intending to comply with such real estate investment trust requirements.

5.9 Notice of Untrue Representation or Warranty. During the Closing Period, Seller shall promptly notify Purchaser, and Purchaser shall promptly notify Seller, upon any representation or warranty made by it, as the case may be, contained in this Agreement or any Transaction Document becoming materially untrue or incorrect. Any such notification must set out particulars of the untrue or incorrect representation or warranty, a request to amend the relevant section of the Disclosure Schedule and details of any actions being taken by Seller or Purchaser, as the case may be, to rectify that state of affairs. In the event that the recipient of any such notice agrees in writing to the proposed amendment or supplement, then, and only in that situation, the representations and warranties will be amended or supplemented as proposed in the notice and as agreed to in writing by the Parties.

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5.10 Casualty Loss; Condemnation. If, during the Closing Period, the Property or any part thereof shall be condemned such that damages are in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (as determined by an MAI certified appraiser selected by Purchaser) or if the Property or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) (as determined by the insurance adjuster designated by the Company's insurance company), then, at the option of Purchaser, which option shall be exercisable, if at all, by written notice thereof to Seller within ten (10) Business Days after Purchaser receives written notice of such fire, earthquake or other casualty or condemnation and the insurance adjuster's determination of resulting damages, this Agreement may be terminated by Purchaser. If Purchaser elects to terminate this Agreement pursuant to this Section 5.10, this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except those which expressly survive termination.

Article VI – CLOSING

6.1 Date, Time and Place of Closing. The completion of the transaction of purchase and sale contemplated by this Agreement will take place (through escrow rather than physical attendance) at the offices of the Title Company located at 1125 Ocean Avenue, Lakewood, NJ 08701 on the Closing Date or at such other place, or on such other date, as may be agreed upon in writing by the Parties.

6.2 Closing Procedures. Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing, Seller shall deliver, by execution and delivery of the Assignment of Membership Interests, actual possession of the Purchased Interest to Purchaser and, concurrently with such delivery, Purchaser shall pay or satisfy the Purchase Price.

6.3 Non-Merger. Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties will not merge on but will survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any Party, will continue in full force and effect for the period set forth in Section 8.4; provided, however, if any breach of any covenant or representation hereunder has occurred prior to Closing and, notwithstanding such breach, the Party affected by such breach elects, with knowledge of such breach, to proceed to Closing, then the applicable representation or covenant breached shall be deemed amended to correspond with the applicable breach and the Party that has elected to close shall have no right to pursue any other rights or remedies with respect thereto following Closing. Except as expressly provided herein, Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

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Article VII – CONDITIONS OF CLOSING

7.1 Conditions in Favor of Purchaser. The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of Purchaser and may be waived, in whole or in part, by Purchaser in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and Seller shall have executed and delivered a certificate to that effect;

(b) Performance of Covenants. Seller shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by Seller in all material respects at or prior to Closing, and Seller shall have executed and delivered a certificate to that effect;

(c) Offering. Purchaser shall not have terminated this Agreement in accordance with Section 5.3;

(d) Loan Consent and Approval. The Agreement shall not have terminated in accordance with Section 5.2 and Seller shall have delivered to Lender any items or documents required in connection with the Loan Consent and Approval;

(e) Casualty Loss; Condemnation. Purchaser shall not have terminated this Agreement in accordance with Section 5.10;

(f) Material Adverse Effect. Since the Effective Date, there shall not have occurred a Material Adverse Effect;

(g) No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit:

(i)	any of the transactions contemplated by this Agreement;

(ii)	the right of Purchaser to own the Purchased Interest; or

(iii)	the right of Parent to own the Company and the right of the Company to operate the Business or the Property after Closing on substantially the same basis as currently operated.

(h) Deliveries. Seller shall have delivered or caused to be delivered to Purchaser the following:

(i)	an Assignment of Membership Interest, in substantially the form as is attached hereto and incorporated herein as Exhibit A, representing the Purchased Interest executed by Seller;

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(ii)	certified copies of: (A) the certificate of formation and Operating Agreement; and (B) all resolutions of the members and the manager(s) of Parent signed by Seller approving the entering into and completion of the transaction contemplated by this Agreement;

(iii)	a certificate of existence with respect to each of Parent and the Company issued by the appropriate Governmental Authority of its jurisdiction of formation and evidence satisfactory to Purchaser that each of Parent and the Company are in good standing in each jurisdiction in which each of Parent and the Company carries on its business;

(iv)	the certificates referred to in Section 7.1(a) and Section 7.1(b);

(v)	a duly executed resignation effective as at the Closing of Seller, as co-manager of Parent;

(vi)	written consent of Parent and Seller, as a Member and manager of Parent, executed by Seller, as to the transfer of the Purchased Interest; and

(vii)	copies of (or reasonable access to) any other Parent Records and Company Records not otherwise provided for in this Section 7.1(h) that are within the sole possession or control of Seller;

7.2 Conditions in Favor of Seller. The obligation of Seller to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of Seller and may be waived, in whole or in part, by Seller in its sole discretion:

(a) Truth of Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date and Purchaser shall have executed and delivered a certificate of a senior officer to that effect;

(b) Performance of Covenants. Purchaser shall have fulfilled or complied with all covenants contained in this Agreement to be fulfilled or complied with by Purchaser in all material respects at or prior to Closing, and Purchaser shall have executed and delivered a certificate of a senior officer to that effect;

(c) Deliveries. Purchaser shall have delivered or caused to be delivered to Seller the following:

(i)	certified copies of all resolutions of the general partner of Purchaser approving the entering into and completion of the transactions contemplated by this Agreement;

(ii)	the certificates referred to in Section 7.2(a) and Section 7.2(b);

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(iii)	the cash portion of the Purchase Price, after application of all offsets and prorations; and

(iv)	the Assignment of Membership Interest executed by Purchaser.

(d) Company Proceedings. All company proceedings to be taken by Purchaser in connection with the transactions contemplated in this Agreement shall be satisfactory in form and substance to Seller, acting reasonably, and Seller shall have received copies of all the instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all company proceedings in connection therewith; and

(e) Loan Approval and Consent. Delivery of all applicable final documentation executed by Lender acknowledging the Lender’s consent to the transfers effectuated by this Agreement and reflecting the required releases of (x) Seller and its Affiliates from liability under the Loan Documents as set forth in Section 5.2 hereof, and (y) the Seller’s share of any reserves or impounds, all as described in Section 5.2 of this Agreement.

7.3 Waiver of Conditions of Closing. If any of the conditions set forth in Section 7.1 have not been satisfied, Purchaser may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 7.2 have not been satisfied, Seller may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by Purchaser or Seller, as the case may be, will only serve as a waiver of the specific closing condition, and the breaching party will have no liability with respect to that specific waived condition.

Article VIII – INDEMNIFICATION AND REMEDIES

8.1 Indemnification by Seller. After Closing, Seller shall be liable and shall indemnify and hold harmless Purchaser and its Affiliates and, to the extent named or involved in any third party action or claim, their respective employees, shareholders, directors, officers, partners, members, managers, representatives and related persons (collectively, the "Purchaser Indemnified Persons") against, and shall pay to Purchaser and the Purchaser Indemnified Persons, on demand, the amount of, any actual out-of-pocket loss, liability, obligation, claim, damages, loss of profits, fines and other penalties, costs, charges or expenses (including costs of investigation and defense and the full amount of all legal fees and other professional fees) (collectively, "Damages"), suffered by, imposed upon or asserted against, Purchaser or any of the Purchaser Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a) any breach of any representation or warranty made by Seller in this Agreement or in any Transaction Document (to the extent not waived at Closing); or

(b) any breach by Seller of any covenant or obligation of Seller contained in this Agreement (to the extent not waived at Closing).

8.2 Indemnification by Purchaser. After Closing, Purchaser shall indemnify and hold harmless Seller and, to the extent named or involved in any third party action or claim, their respective employees, partners, officers, managers, representatives and related persons (collectively the "Seller Indemnified Persons") against, and shall pay to Seller and the Seller Indemnified Persons, on demand, the amount of any Damages suffered by, imposed upon or asserted against Seller or any of the Seller Indemnified Persons as a result of, in respect of, connected with, or arising out of:

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(a) any breach of any representation or warranty made by Purchaser in this Agreement or any Transaction Document, whether or not Seller relied on or had any knowledge of it (to the extent not waived at Closing); or

(b) any breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement or any Transaction Document (to the extent not waived at Closing).

8.3 Indemnification Procedure: Third Party Claims.

(a) Upon receipt by Purchaser, Seller, a Purchaser Indemnified Person or a Seller Indemnified Person, as the case may be, (an "Indemnitee") of notice of any proceeding commenced in connection with a third party claim and in respect of which the Indemnitee proposes to demand indemnification from a Party (the "Indemnitor"), the Indemnitee shall give notice to that effect to the Indemnitor with reasonable promptness. The failure to give, or delay in giving, such notice will not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by such failure or delay. From the time the Indemnitee receives notice of the third party claim, the Indemnitee shall use Commercially Reasonable Efforts to protect its rights and the rights of the Indemnitor in respect of such third party claim.

(b) The Indemnitor has the right, by notice to the Indemnitee given not later than thirty (30) days after receipt of the notice described in Section 8.3(a), to assume control of the defense, compromise or settlement of the third party claim, provided that:

(i)	the third party claim involves only money damages and does not seek any injunction or other equitable relief;

(ii)	if the named parties in any third party claim include both the Indemnitor and the Indemnitee and representation by the same counsel would, in the reasonable judgment of the Indemnitee Representative, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defenses); and

(iii)	settlement of, or an adverse judgment with respect to, the third party claim is not, in the judgment of the Indemnitee Representative, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee.

(c) Upon the assumption of control by the Indemnitor:

(i)	the Indemnitor shall actively and diligently proceed with the defense, compromise or settlement of the third party claim at the Indemnitor's sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitee;

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(ii)	the Indemnitor shall keep the Indemnitee Representative fully advised with respect to the defense, compromise or settlement of the third party claim (including supplying copies of all relevant documentation promptly as it becomes available) and shall arrange for its counsel to inform the Indemnitee Representative on a regular basis of the status of the third party claim;

(iii)	the Indemnitee may retain separate co-counsel at its sole cost and expense, and may participate in the defense of the third party claim; and

(iv)	the Indemnitor will not consent to the entry of any judgment or entry into any settlement with respect to the third party claim unless consented to by the Indemnitee Representative (which consent may not be unreasonably or arbitrarily withheld or delayed).

Provided all the conditions set forth in Section 8.3(b) are satisfied, and the Indemnitor is not in breach of any of its obligations under this Section 8.3(c), the Indemnitee shall, at the expense of the Indemnitor, cooperate with the Indemnitor and use its Commercially Reasonable Efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided that it does not cause the Indemnitee to breach any confidentiality obligations) and shall take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct such defense; provided always that:

(v)	no admission of fault may be made by or on behalf of Purchaser or any Purchaser Indemnified Person without the prior written consent of Purchaser;

(vi)	no admission of fault may be made by or on behalf of Seller or any Seller Indemnified Person without the prior written consent of Seller; and

(vii)	the Indemnitee shall not be obligated to take any measures which, in the reasonable opinion of the Indemnitee's legal counsel, could be prejudicial or unfavorable to the Indemnitee.

(d) If:

(i)	the Indemnitor fails to give the Indemnitee the notice provided in Section 8.3(b);

(ii)	any of the conditions in Section 8.3(b) are unsatisfied; or

(iii)	the Indemnitor breaches any of its obligations under Section 8.3(c),

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the Indemnitee may assume control of the defense, compromise or settlement of the third party claim in its sole discretion and shall be entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor's sole cost and expense.

Any settlement or other final determination of the third party claim will be binding upon the Indemnitor subject to the right of the Indemnitor to dispute that an indemnification is required pursuant to this Agreement. The Indemnitor shall, at its sole cost and expense, cooperate fully with the Indemnitee and use its Commercially Reasonable Efforts to make available to the Indemnitee all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee, necessary to enable the Indemnitee to conduct its defense. The Indemnitor shall reimburse the Indemnitee promptly and periodically for the costs of defending against the third party claim (including legal fees and expenses), and shall remain responsible for any Damages the Indemnitee may suffer resulting from, arising out of, or relating to, the third party claim to the fullest extent provided in this Article VIII.

8.4 Expiration of Liability.

(a) Liability for breaches of the representations, warranties and covenants of Seller and Purchaser contained in this Agreement will terminate upon the expiry of the period of Six (6) months following the Closing Date, except:

(i)	in the case of fraud, intentional misrepresentation or deliberate or willful breach, in which case liability will continue indefinitely,

(ii)	to the extent that, during such period, the Indemnitee has given notice to the Indemnitor of a claim in respect of any such representation, warranty or covenant, in which case liability for such representation, warranty or covenant will continue in full force and effect until the final determination of such claim;

(iii)	the aggregate liability of Seller shall not exceed an amount equal to (x) $250,000 or (y) solely in the case of any breach that results in a total failure to transfer good and marketable title in the Purchased Interest to Purchaser, free and clear of any liens or encumbrances, other than the Operating Agreement, the Purchase Price less the Purchase Price Credit (the “Liability Cap”); and

(iv)	Seller shall have no liability for any matter to the extent of any insurance recovery.

8.5 Limitations on Liability.

(a) Notwithstanding the foregoing provisions of this Article VIII:

(i)	each of the representations and warranties made by a Party will be deemed to have been made without the inclusion of or reference to limitations or qualifications as to materiality such as the word "material", the phrase "in all material respects" or words or phrases of similar meaning and intent for purposes of calculating the value of claims pursuant to this Section 8.5; and

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(ii)	there will be no liability of Seller in this Agreement or in any Transaction Documents unless the claims of Purchaser or any Purchaser Indemnified Person exceed, in the aggregate, $50,000, in which case, Seller shall be liable for all such claims subject to the Liability Cap.

(b) Seller shall have no liability for breach of any representation or warranty herein if Seller can demonstrate that Purchaser had knowledge of the facts forming the basis for such breach.

8.6 Procedures for Indemnification – Direct Claims. A claim for indemnification for any matter not involving a third party claim must be asserted by notice to the Party from whom indemnification is sought within the survival period specified in Section 8.4 of this Agreement and will be subject, at all times, to the provisions of Section 8.5.

8.7 Remedies with Respect to Pre-Closing Defaults. (a) Notwithstanding anything in this Agreement and specifically the provisions of Section 8.2 to the contrary, in the event Purchaser fails to perform in accordance with the terms of this Agreement at or prior to the Closing and Seller is not in default hereunder, Seller shall have as its sole and exclusive remedies (i) the right to terminate this Agreement by delivering written notice to Purchaser whereupon this Agreement shall be null and void and neither Party shall have any rights or obligations under this Agreement, except for those obligations that expressly survive termination and (ii) the right to collect from Purchaser an amount, not to exceed $15,000, equal to the third party costs, including attorneys’ fees, incurred by Seller in connection with this Agreement and the transactions described herein. Seller and Purchaser waive mutuality of remedies.

(b) Notwithstanding anything in this Agreement and specifically the provisions of Section 8.1 to the contrary, in the event Seller fails to perform in accordance with the terms of this Agreement at or prior to the Closing and Purchaser is not in default hereunder, Purchaser shall have the right to obtain specific performance of Seller’s obligations hereunder or, in the alternative, (i) the right to terminate this Agreement by delivering written notice to Seller whereupon this Agreement shall be null and void and neither Party shall have any rights or obligations under this Agreement, except for those obligations that expressly survive termination and (ii) the right to collect from Seller an amount, not to exceed $15,000, equal to the third party costs, including attorneys’ fees, incurred by Purchaser in connection with this Agreement and the transactions described herein (but expressly excluding any costs incurred in connection with the Offering). Seller and Purchaser waive mutuality of remedies.

Article IX – COSTS AND PRORATIONS.

9.1 Closing Prorations and Adjustments. A statement of prorations and other adjustments for Property-level income and expenses shall be prepared by the Title Company in conformity with the provisions of this Agreement and submitted to Purchaser and Seller for review and approval not less than three (3) Business Days prior to the Closing. For purposes of such prorations, each of Seller and Purchaser shall be considered the owner of fifty percent (50%) of the Property prior to the Closing Date, and Purchaser shall be considered the owner of one hundred percent (100%) of the Property from and after the Closing Date.

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(a) The following items are to be prorated or adjusted, as the case may require, as of the Closing:

(1) The rent under the Leases and any other sums owing by the tenants thereunder shall be prorated for the month in which the Closing Date occurs on a per diem basis. On or before Closing, the Parties shall agree on a schedule of all rent, charges and other amounts, if any, payable by the tenants from and after the Closing Date with respect to which Seller is entitled to receive a share under this Agreement to the extent such payments are for any period prior to Closing Date, and any amount due and owing to the Company before the Closing Date by tenants under the Leases which are unpaid as of the Closing Date (such amounts are collectively referred to herein as the “Delinquent Amounts” and Seller’s fifty percent (50%) share of such amounts is herein referred to as “Seller’s Delinquent Amounts Share”). Notwithstanding the foregoing or any direction from the tenants to the contrary, rental and other payments received by Purchaser or Company from the tenants shall first be applied toward the actual out-of-pocket costs of collection, then toward the payment of current rent and other charges owed to Purchaser or the Company for periods from and after the Closing Date, and any excess monies received shall be applied toward the payment of Delinquent Amounts (prorated between Seller and Purchaser); provided, however, that any rent received by Purchaser or the Company during the month in which the Closing occurs shall first be applied to the payment of Delinquent Amounts, and not toward the payment of rent and other charges for subsequent months. Purchaser may not waive any Delinquent Amounts or modify the Leases so as to reduce amounts or charges owed under the Leases for any period in which Seller is entitled to receive the Seller’s Delinquent Amounts Share without first obtaining the prior written consent of Seller. With respect to Seller’s Delinquent Amounts Share owed by the tenants, Purchaser shall reasonably cooperate (including, without limitation, permitting Seller, through Seller’s counsel, to file claims and institute suits if the parties have reasonably exhausted all other efforts for collection), at no expense to Purchaser, in the Seller’s collection of such Seller’s Delinquent Amounts Share; provided, however, that Seller shall not be entitled to exercise any right to terminate the Leases or to evict any tenant.

(2) The full amount of security deposits paid under the Leases, if any, and not theretofore applied, together with interest thereon to the extent any interest is required by law or otherwise to be paid to the tenants, shall be delivered or credited by Seller to Purchaser on the Closing Date;

(3) Any reserves and impounds due, if any, under the Loan for the month in which the Closing occurs shall be prorated between Seller and Purchaser. Interest under the Loan will be prorated between Seller and Purchaser such that the Seller is responsible for fifty percent (50%) of all interest due and payable, or accruing, prior to the Closing Date (including interest accruing through the day prior to the Closing Date as to interest accruing for the month in which the Closing Date occurs) and Purchaser shall be responsible for fifty percent (50%) of the interest prior to the Closing Date and all interest thereunder from and after the Closing Date. As described elsewhere in this Agreement, Seller shall be entitled to a release from Lender of fifty percent (50%) of any reserves and impounds currently held by or on behalf of Lender as of the Closing Date or, if Lender refuses to release such reserves as of the Closing Date, Seller shall be credited with an amount of such reserves and impounds as of the Closing Date by Purchaser (and thereafter Purchaser shall be deemed the owner of all funds in the reserves and impounds free and clear of any claims by Seller).

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(b) All Company and Property-related expenses shall be prorated among the Seller and Purchaser on the same basis as revenues (i.e. such that Seller is responsible for fifty percent (50%) of such expenses prior to Closing and Purchaser is responsible for fifty percent (50%) of such expenses prior to Closing and one hundred percent (100%) of such expenses from and after Closing). Amounts on deposit, if any, with utility companies or under any Contracts shall be prorated between the Purchaser and Seller on the same basis as other expenses.

(c) Any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise all prorations shall be final. To the extent any prorations are subject to reimbursement from the tenants under the Leases, the Parties shall adjust such amounts upon receipt and such reimbursement shall be paid to Seller or Purchaser, as applicable, as soon as practicable.

9.2 Expenses of Closing. The expenses of Closing shall be paid in the following manner:

(a) Purchaser and Seller shall each pay one-half of any escrow fees;

(b) Purchaser shall pay all costs associated with soliciting and obtaining the Loan Consent and Approval; and

(c) All other Closing fees and expenses, including, but not limited to, the parties’ legal expenses, accounting and consulting fees, and other incidental expenses in connection with this transaction shall be borne by the Seller or by Purchaser, as applicable, who incurred the same.

Article X – MISCELLANEOUS

10.1 Notices. Any notice, consent, waiver or other communication given under this Agreement must be in writing and may be given by delivering it or sending it by facsimile or other similar form of recorded communication (but not by electronic means) addressed:

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(a) to Seller through March 28, 2013 at:

70 East 55th Street, 9th Floor
New York, NY 10022
Attention: Jordan B. Ruddy and Michael L. Konig
Telephone: 212-843-1601
Facsimile: 646-278-4220

or after March 28, 2013 at:

712 Fifth Avenue, 9th Floor

New York, NY 10019

Attention: Jordan B. Ruddy and Michael L. Konig
Telephone: 212-843-1601
Facsimile: 646-278-4220

with a copy (which shall not constitute notice to Seller) to:

S. Edward Flanagan

Hirschler Fleischer, PC

2100 East Cary Street

Richmond, VA 23223

Telephone: (804) 771-9592

Facsimile: (804) 644-0957

(b) to Purchaser at:

19950 W. Country Club Drive
Suite 800
Aventura, FL 33180
Attention: Greg Baumann, General Counsel
Telephone: (786) 248-6050
Facsimile: (786) 248-3679

with a copy (which shall not constitute notice to Purchaser) to:

Greenspoon Marder, P.A.

Trade Centre South

100 W. Cypress Creek Road, Suite 700

Fort Lauderdale, FL, 33309
Attention: Michael H. Krul
Telephone: (954) 527-2406
Facsimile: (954) 333-4006

Any such communication will be deemed to have been delivered on the date of personal delivery or transmission by facsimile or other similar form of recorded communication, as the case may be, if such day is a Business Day and such delivery or transmission was received by the recipient Party prior to 5:00 p.m. e.s.t. and otherwise on the next Business Day. Any Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

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10.2 Entire Agreement. This Agreement together with the Transaction Documents delivered at Closing constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement and the other Transaction Documents delivered at Closing. Neither Seller nor Purchaser has relied or is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in this Agreement and the other Transaction Documents delivered at Closing. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.

10.3 Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement of Seller and Purchaser.

10.4 Waiver. The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver of such provision or in any way affect the validity of this Agreement or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement will be effective only if in writing and signed by a duly authorized representative of such Party.

10.5 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

10.6 Assignments. This Agreement will become effective when executed by the Parties and thereafter shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(a) Except as otherwise provided in this Section 10.6, neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Party. Any attempt to assign any of the rights, duties or obligations in this Agreement without such written consent is void.

(b) Purchaser may, upon giving notice to Seller at any time on or prior to the Closing Date and subject to prior Lender consent, assign its rights and obligations under this Agreement to any entity Affiliated with Purchaser. No such assignment shall release Purchaser from any liability under this Agreement.

10.7 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, the Parties intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than a Party, and no Person, other than a Party, shall be entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of the Company, a Seller Indemnified Person or a Purchaser Indemnified Person will not be required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.

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10.8 Time of the Essence. Time is of the essence in this Agreement.

10.9 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Party incurring such expenses.

10.10 Further Assurances. From time to time after the Closing, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give full effect to, and carry out the intent of, this Agreement, including for purposes of effectively transferring the Purchased Interest to Purchaser.

10.11 Announcements. Except as required by law (including any filings that are required to be made with any Governmental Authority), no press release or other public announcement with respect to this Agreement or any transaction contemplated herein may be made by Seller or Purchaser unless and until the text of the announcement and the time and manner of its release have been approved by the other Party. In addition to the foregoing, each Party agrees to provide the other Party with draft copies of any such filings (which may be redacted as to portions not related to this Agreement or the transactions contemplated herein) to be made with any Governmental Authority at least three (3) days prior to their filing date and to give the opportunity to such recipient to comment on any such filings during such three (3) day period, provided, however, that the recipient Party’s consent to any such filings are not required and the delivering Party shall have the ultimate discretion to reject or incorporate any comments received pursuant to this Section.

10.12 No Recording. This Agreement shall not be recorded in the public records of any Governmental Authority without the prior consent of Seller and Purchaser.

10.13 As Is. Except for the representations, warranties and covenants of Seller set forth herein, Purchaser is acquiring the Purchased Interest, and its indirect interest in the Property and Assets, as is and where is.

10.14 Counterparts. This Agreement may be executed in any number of separate counterparts (including by facsimile or other electronic means), and all such signed counterparts will together constitute one and the same agreement.  In order to facilitate the agreements contemplated by this Agreement, signatures transmitted by facsimile machine or signatures transmitted via e-email in a “PDF” format may be used in place of original signatures on this Agreement.  Each Party intends to be bound by such party’s facsimile or “PDF” format signature on this Agreement, is aware that the other Parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives and defenses to the enforcement of this Agreement based upon the form of signature.

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10.15 Tax Returns.

(a) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Parent for tax periods which begin after the Closing Date, or that begin before the Closing Date and end after the Closing Date. Any such Tax Returns shall be completed no later than January 30, 2014 for the 2013 tax year. All Tax Returns shall be accurately prepared in all materials respects and timely filed by the Purchaser and all taxes for the Company and the Parent shall be paid when and in the appropriate amounts as are payable when due.

(b) Seller and Purchaser shall provide one another such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for taxes or a right to refund of taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes, to the extent that the foregoing involve any period of time prior to the Closing Date. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by taxing authorities, and relevant records concerning the ownership and tax basis of property, which any such Party may possess. Each Party will retain all Tax Returns, schedules, work papers, and all material records and other documents relating to tax matters, of the Company for the tax period first ending after the Closing Date and for all prior tax periods until the later of either (a) the expiration of the applicable statute of limitations (and, to the extent notice in provided with respect thereto, any extensions thereof) for the tax periods to which the Tax Returns and other documents relate or (b) three years following the due date (without extension) for such Tax Returns.

(c) If the Company and/or Parent is permitted but not required under applicable income tax laws to treat the Closing Date as the last day of a taxable period, then the parties shall treat that day as the last day of a taxable period. In the event that the parties are not able to make any such election, Parent shall continue to be treated as and be qualified as a partnership for federal income tax purposes through the balance of the 2013 tax year and the Company shall, in such instance, continue to be treated as a disregarded entity through such period.

(d) Purchaser shall be responsible for addressing any further tax withholding and the associated reporting and filing requirements under applicable law for the balance of the 2013 tax year arising from and after the Closing Date with respect to the Company and the Parent. Any withholding taxes paid to date as of the Closing Date shall be allocated between Purchaser and Seller in accordance with their respective liability for such amounts and Seller shall be entitled to its applicable share of any refunds of any such withholding allocable to the Seller and shall remain entitled to its share of any credits available to the Seller as a result of having made such withholding payments for periods prior to the Closing Date.

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IN WITNESS WHEREOF the Parties have executed this Agreement.

SELLER:

BR AUGUSTA JV MEMBER, LLC

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory

PURCHASER:

TRADE STREET OPERATING PARTNERSHIP, LP

By:	Trade Street OP GP, LLC, its sole general partner

By:	Trade Street Residential, Inc., its sole member

	By:	/s/ Bert Lopez
	Name:	Bert Lopez
	Title:	COO/CFO

EXHIBIT A

FORM OF ASSIGNMENT OF MEMBERSHIP INTEREST

ASSIGNMENT

OF

MEMBERSHIP INTEREST

This ASSIGNMENT (this “Assignment”) is made and entered into effective as of _____ __, 2013, by and among _______________., a Delaware limited liability company (the “Assignor”), and ___________________, a ______________________ (the “Assignee”).

PRELIMINARY STATEMENT

Assignor is a member of BSF/BR Augusta JV, LLC, a Delaware limited liability company (the “Company”). Assignor wishes to transfer, assign and contribute its 50% member interest in the Company (the “Purchased Interest”) to Assignee and Assignee wishes to accept the Purchased Interest in the Company. The Purchased Interest equals all of the Assignor’s interest in the Company.

In consideration of the premises, warranties and mutual covenants set forth herein, the parties hereto agree as follows:

1. Assigned Membership Interest. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby transfers, assigns and conveys to Assignee all of Assignor’s right, title and interest in and to the Purchased Interest, including, but not limited to, (a) that portion of the right, title and interest in and to the properties (real and personal) and capital of the Company and all distributions of cash or other property made by the Company which are allocable to the Purchased Interest, and (b) all rights, powers and privileges as a Member of the Company owning the Purchased Interest. Assignee hereby accepts from Assignor the Purchased Interest. Assignee agrees to be substituted as a Member in the Company in the place and stead of Assignor to the extent of the Purchased Interest assigned to and accepted by Assignee as provided herein.

2. Representations of Assignor. Assignor represents to Assignee that this Assignment has been duly executed and delivered by Assignor and is a valid and binding obligation of Assignor, enforceable in accordance with its terms;

3. Representations of Assignee. Assignee represents to Assignor that this Assignment has been duly executed and delivered by Assignee and is a valid and binding obligation of Assignee, enforceable in accordance with its terms.

4. Assumption of Operating Agreement. Assignee agrees to be bound by the terms of the Company’s limited liability company agreement, and by execution of this Assignment become a party thereto, and assumes and agrees to perform the obligations and responsibilities of Assignor arising under the Company’s limited liability company agreement, to the extent that same arise from and after the date hereof.

5. Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

6. Governing Law. This Assignment will be governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws of that State.

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IN WITNESS WHEREOF, the undersigned have executed this Assignment to be effective on the date first set forth above.

ASSIGNOR:

BR AUGUSTA JV MEMBER, LLC, a Delaware limited liability company

By:
Jordan Ruddy, Authorized Signatory

ASSIGNEE:

______________________, a _____________

By:
____________, _____________________

DISCLOSURE SCHEDULE

The following disclosures are made pursuant to Article III of the Membership Interest Purchase Agreement ("Agreement") to which this Disclosure Schedule is attached. The below references to Schedule Numbers refer to the Section of the Agreement to which the disclosure relates.

NONE